Exhibit 10.3

April 30, 2022

Subject: Separation Agreement

Dear Jim:

This letter (our “Separation Agreement”) memorializes the terms we have agreed upon in connection with your separation of employment from Cars.com, LLC (the “Company”), effective April 30, 2022. Your termination of employment constitutes a “Qualifying Termination” as defined in the Company’s Executive Severance Plan as currently in effect (the “Plan”), entitling you to the “Severance Benefits” as defined in the Plan and described in detail below, subject to the terms and conditions of the Plan, including signing and not revoking this Separation Agreement:

1.
Severance Amount. A severance payment (the “Severance Amount”) equal to (i) your current annual base salary, plus (ii) the average annual bonus you earned with respect to the three fiscal years immediately prior to 2022, as calculated pursuant to the terms of the Plan, multiplied by the multiplier (1) for a total of $534,035.
2.
COBRA Payment. An amount equal to the monthly COBRA cost of your medical and dental coverage in effect as of April 30, 2022 multiplied by 12 months, for a total of $5,606.
3.
Stock-based Awards. You will receive service credit and continued vesting in all of your stock-based awards for the 12-month period following April 30, 2022. The stock-based awards that become payable because of such service credit and continued vesting will be paid at the same time such awards would have been paid if you had remained employed for such period but no earlier than the Release Effective Date (as defined in the Release of Claims Agreement, defined below).
4.
Bonus. You will receive a portion of your annual bonus under the Company’s Short-Term Incentive Plan (“STIP”) for 2022, prorated from January 1 to April 30, 2022, based on the Company’s actual performance (and assuming an individual performance factor of 100%), which will be paid at the time that annual STIP bonuses are paid to other executives.
5.
Accrued Obligations. In addition, you will be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed through your date of termination.

You shall not be entitled to the Severance Benefits unless the you have signed and not revoked a release agreement in the form attached to the Executive Severance Plan as Exhibit A (the “Release Agreement”) by May 21, 2022. You shall forfeit all rights under this Agreement and the Executive Severance Plan if the Release Agreement has not been executed and become irrevocable by that date.

Subject to the Release Agreement becoming effective and irrevocable, the Severance Amount is payable in a lump sum as soon as administratively possible after the Release Effective Date (as defined in the Release and Restrictive Covenant Agreement), except to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and except to the extent we otherwise agree.

You previously entered into a Restrictive Covenant Agreement with the (the “RCA”), which included certain provisions regarding non-competition, non-solicitation, non-recruitment, non-assistance, and confidentiality. By the terms of the RCA itself, you continue to be bound by those obligations even after the termination of your employment. This letter agreement does not supersede or replace the RCA. By signing below, you acknowledge and agree that you continue to be bound by the RCA.

Nothing in this Agreement limits your rights, without notice to or approval from the Company, to engage in protected concerted activity for mutual aid and protection; or to file a claim, report suspected legal violations, give information or participate in any investigation or proceeding with any government agency (such as the Equal Employment Opportunity Commission or the Securities and Exchange Commission (“SEC”)) under any law protecting such rights. But you give up any money or other personal gain from the Company (not the SEC or other government agency) for any such claim or related litigation, unless prohibited by law.

This Agreement is strictly confidential. Any disclosure by you will cause the Company irreparable harm requiring immediate injunctive relief without a bond. Unless required by law, you have not disclosed and will not disclose anything regarding this Agreement to anyone except your immediate family and your legal and financial advisors. This section binds each of them, and a disclosure by any of them is a disclosure by you. You will tell the Company immediately if you get a legal demand to disclose anything regarding this Agreement, and you will disclose nothing pending a final judicial order.

This letter agreement (together with the Release Agreement and the RCA) constitutes the entire agreement between you and the Company concerning its subject matter and will be governed by Illinois law.

Please indicate your agreement by countersigning below.

Very truly yours,

CARS.COM, LLC

By: D.V. Williams